Exhibit (a)(1)(B)

Subject: Stock Option Exchange Program Approved and Launching Today

Date: 6/3/26 at 8a

Dear Team,

I’m pleased to share that the Stock Option Exchange Program proposal covering eligible employees below the EVP level was approved, allowing us to move forward with the program as planned.

Equity is an important part of our total rewards program and a meaningful way employees participate in REGENXBIO’s long-term success. This program provides eligible employees with the opportunity to exchange certain outstanding stock options for new equity awards that are more closely aligned with current market conditions.

The program will launch today, June 3, 2026, and the election period will remain open through July 1, 2026, closing at 11:59 p.m. ET. The grant date of the replacement stock options is expected to be July 2, 2026.

You will receive an email from Infinite Equity at info@mail.infiniteequity.com with information on how to access the Option Exchange website and review your eligible grants.

What to Know:

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Participation is completely voluntary.
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Elections must be submitted by the July 1, 2026 deadline.
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Please review all program materials carefully and consider consulting a financial, tax, or legal advisor before making your decision.
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The Option Exchange website includes detailed information about your specific eligible grants and proposed new grants (if you elect them for the exchange) as well as materials and resources such as:
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Tender Offer, which provides the full details of the offer, how it works, eligibility, and exchange terms
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Decision-making tools, such as a modeling tool and FAQs
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I encourage you to attend one of the information sessions to learn more about the program and have your questions answered.

If you have questions in the meantime, please contact OptionExchange@regenxbio.com.

Thank you for all that you do to advance our mission and contribute to REGENXBIO's success.

Best regards,

Shiva

This communication is for informational purposes only and does not constitute an offer to exchange stock options. The stock option exchange program will be made only pursuant to the Tender Offer Statement on Schedule TO, including the Offer to Exchange, Election Form, and related materials filed by REGENXBIO Inc. with the Securities and Exchange Commission (SEC).

Eligible employees should read these materials carefully because they contain important information about the stock option exchange program. Eligible employees may obtain these materials, as well as other documents filed by REGENXBIO with the SEC, free of charge at www.sec.gov.